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                         Millenium Account Services, LLC

                                     B.22.1

                            Certificate of Formation
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                                STATE OF DELAWARE

                            LIMITED LIABILITY COMPANY

                            CERTIFICATE OF FORMATION

FIRST: The name of the limited liability company is Millenium Account Services, LLC

SECOND: The address of its Registered Office in the State of Delaware is 800 King Street in the City of Wilmington, County of New Castle. The name of its Registered Agent at such address is Joseph Rigby.

THIRD: (Use this paragraph only if the company is to have a specific effective date of dissolution: "The latest date on which the limited liability company is to dissolve is January 4, 2002.")

FOURTH: (Insert any other matters the members determine to include herein.)

The effective date of this Certificate of Formation for Millenium Account Services, LLC shall be January 1, 1999.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of 28th this day of December, 1998.

                                             By: _________________________
                                                    Authorized Person(s)

                                                    Albert V. Ruggiero
                                             Name: _______________________
                                                   (Typed or Printed)